Exhibit 99.1

NEWS RELEASE
For more information contact:
FEI Company
Jason Willey
Investor Relations Director
jason.willey@fei.com
(503) 726-2533

FEI Reports Second Quarter 2015 Results
Revenue of $224 Million
Gross Margin of 50.0% and EPS of $0.89

HILLSBORO, Ore. July 30, 2015 - FEI Company (NASDAQ: FEIC) reported results for the second quarter of 2015. Second quarter revenue of $224 million was down 5.4% compared to $237 million for second quarter of 2014. Movements in foreign exchange rates negatively impacted revenue for the second quarter of 2015 by $13 million, as compared with second quarter of 2014 rates. Excluding the impact of foreign exchange rate changes, second quarter organic revenue was flat compared with the second quarter of 2014.
Diluted earnings per share were $0.89 for the second quarter of 2015, compared with $0.59 for the second quarter of 2014. Net income for the second quarter of 2015 was $37 million, compared with $25 million for the second quarter of 2014.
Gross margin for the second quarter was 50.0%, compared with 46.4% for the second quarter of 2014. Operating margin was 20.5% for the second quarter of 2015, compared with 13.0% for the second quarter of 2014.
The company’s backlog of orders at the end of the second quarter of 2015 was $541 million, compared with $517 million at the end of the second quarter of 2014 and $510 million at the end of the first quarter of 2015. Revaluation for changes in foreign exchange rates at the end of the quarter increased backlog by $4.1 million compared to the first quarter of 2015. Bookings for the second quarter of 2015 were $252 million, resulting in a book-to-bill of 1.12-to-1.
Net cash provided by operating activities for the second quarter of 2015 was $66 million, compared with $16 million in the second quarter of 2014. During the quarter, the company paid cash dividends of $10 million, spent $2.7 million on plant and equipment and repurchased 275,000 shares of its common stock at an average price of $77.97. Total cash, investments and restricted cash at the end of the quarter was $513 million.
“The FEI team executed on our 50% gross margin and 20% operating margin goals,” commented Don Kania, president and CEO. “This enabled us to generate record second quarter EPS and $66 million of cash from operating activities.
“Our first half order activity from semiconductor and life sciences customers highlights our strong technology and competitive positioning in these key growth markets. As we look to the second half of 2015, our current backlog shows a high level of product deliveries in the fourth quarter, particularly to our Science customers.”

Outlook
For the third quarter of 2015, the company currently expects reported revenue to be in the range of $215 million to $225 million. This range includes a negative impact related to the stronger U.S. dollar of approximately 5% as compared to the third quarter of 2014. Earnings per fully diluted share are expected to be in the range of $0.70 to $0.80. This range is based on an expected tax rate for the third quarter of approximately 20%.
For full year 2015, the company continues to expect organic revenue growth to be in the range of 4% to 7% compared with 2014 and earnings per fully diluted share in the range of $3.40 to $3.70. This EPS range is based on an expected tax rate for the full year of approximately 20%. Based on current exchange rates, the stronger U.S. dollar is expected to negatively impact full year 2015 reported revenue growth by approximately 5% as compared to the full year 2014.
Investor Conference Call - 2:00 p.m. Pacific Time, Thursday, July 30, 2015
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-407-8293 (U.S., toll-free) or +1-201-689-8349 (international and toll), with the conference title: FEI Second Quarter Earnings Conference Call. The call can also be accessed via the web by going to FEI's Investor Relations page at http://investor.fei.com/events.cfm, where the webcast will also be archived.
Safe Harbor Statement
This news release contains forward-looking statements that include guidance for revenue and earnings per share for the third quarter of 2015 and full year 2015, the impact of certain items on our results for the quarter, statements about foreign currency exchange rates and the potential impact of a stronger U.S. dollar, assumptions about tax rates, and statements about potential healthy revenue growth and the timing product of deliveries in certain markets. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding”, “forecast”, “toward”, “plan”, “expect”, “expects”, “are expected”, “is expected”, “will”, “projecting”, “looking forward”, “continue to see”, “outlook” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to: the global economic environment, particularly continued slower growth in China and emerging markets; lower than expected customer orders, including for recently-introduced products; potential weakness of the Science and Industry market segments, including continued weakness in the oil and gas sector of the Industry segment resulting from declining oil prices; fluctuations in foreign exchange rates, which, among other things, can affect revenues, margins, bookings, backlog and the competitive pricing of our products; cyclical and other changes and increased volatility in the semiconductor industry, which is a major component of Industry market segment revenue; changes in backlog and the timing of shipments from backlog, which may create forecasting challenges; potential delayed or reduced governmental spending to support expected orders; potential disruption in the company's operations due to organizational changes; the relative mix of higher-margin and lower-margin products; potential for increased volatility and challenges in forecasting resulting from larger sales transactions, cancellations and rescheduling of orders by customers; risks associated with a high percentage of the company's revenue coming from “turns” business, when the order for a product is placed by the customer in the same quarter as the planned shipment, and risks associated with building and shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; delays in meeting all accounting requirements for revenue recognition; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; potential disruption in manufacturing or unexpected additional costs due to the transition from older to newer products; failure to achieve improved operational efficiency and other benefits from infrastructure investments and restructuring activities; potential additional restructurings, realignments and reorganizations; inability to deploy products as expected or delays in shipping products due to technical problems or barriers, especially with regard to recently introduced TEM products; and changes in tax rates and laws, accounting rules regarding taxes or agreements with tax authorities. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

About FEI
FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 28, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$333,194	$300,507
Short-term investments in marketable securities	42,476	61,688
Short-term restricted cash	15,514	15,698
Receivables, net	211,745	227,354
Inventories, net	181,659	176,440
Deferred tax assets	9,587	8,225
Other current assets	32,486	35,503
Total current assets	826,661	825,415
Long-term investments in marketable securities	91,139	85,865
Long-term restricted cash	30,344	38,369
Property plant and equipment, net	156,203	163,794
Intangible assets, net	49,834	54,111
Goodwill	167,936	170,773
Deferred tax assets	8,927	6,605
Long-term inventories	48,703	50,731
Other assets, net	20,656	22,155
Total Assets	$1,400,403	$1,417,818
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$74,406	$78,308
Accrued payroll liabilities	37,464	38,599
Accrued warranty reserves	13,311	13,005
Short-term deferred revenue	95,669	96,924
Income taxes payable	12,574	5,299
Accrued restructuring, reorganization, relocation and severance	1,692	9,161
Other current liabilities	53,894	56,146
Total current liabilities	289,010	297,442
Long-term deferred revenue	37,071	34,021
Deferred tax liabilities	7,666	9,576
Other liabilities	35,687	35,454
Shareholders' Equity:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 41,589 and 41,797 shares issued and outstanding at June 28, 2015 and December 31, 2014	592,665	607,250
Retained earnings	503,961	461,586
Accumulated other comprehensive loss	(65,657)	(27,511)
Total shareholders’ equity	1,030,969	1,041,325
Total Liabilities and Shareholders' Equity	$1,400,403	$1,417,818

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net Sales:
Products	$163,585	$179,030	$327,644	$348,328
Service	60,604	57,925	117,361	114,892
Total net sales	224,189	236,955	445,005	463,220
Cost of Sales:
Products	78,825	92,077	160,326	178,673
Service	33,259	35,027	67,303	68,371
Total cost of sales	112,084	127,104	227,629	247,044
Gross profit	112,105	109,851	217,376	216,176
Operating Expenses:
Research and development	23,128	26,221	46,450	51,866
Selling, general and administrative	43,093	50,587	88,915	99,050
Restructuring, reorganization, relocation and severance	(21)	2,228	(142)	3,559
Total operating expenses	66,200	79,036	135,223	154,475
Operating Income	45,905	30,815	82,153	61,701
Other Expense, Net	(590)	(806)	(1,557)	(1,076)
Income Before Income Taxes	45,315	30,009	80,596	60,625
Income Tax Expense	7,983	5,061	15,252	10,599
Net Income	$37,332	$24,948	$65,344	$50,026
Basic Net Income Per Share	$0.90	$0.59	$1.57	$1.19
Diluted Net Income Per Share	$0.89	$0.59	$1.55	$1.17
Weighted Average Shares Outstanding:
Basic	41,629	42,080	41,711	42,135
Diluted	42,044	42,627	42,142	42,701

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)		Twenty-Six Weeks Ended (1)
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net Sales:
Products	73.0%	75.6%	73.6%	75.2%
Service	27.0	24.4	26.4	24.8
Total net sales	100.0%	100.0%	100.0%	100.0%
Cost of Sales:
Products	35.2%	38.9%	36.0%	38.6%
Service	14.8	14.8	15.1	14.8
Total cost of sales	50.0%	53.6%	51.2%	53.3%
Gross Margin:
Products	51.8%	48.6%	51.1%	48.7%
Service	45.1	39.5	42.7	40.5
Gross margin	50.0	46.4	48.8	46.7
Operating Expenses:
Research and development	10.3%	11.1%	10.4%	11.2%
Selling, general and administrative	19.2	21.3	20.0	21.4
Restructuring, reorganization, relocation and severance	—	0.9	—	0.8
Total operating expenses	29.5%	33.4%	30.4%	33.3%
Operating Income	20.5%	13.0%	18.5%	13.3%
Other Expense, Net	(0.3)%	(0.3)%	(0.3)%	(0.2)%
Income Before Income Taxes	20.2%	12.7%	18.1%	13.1%
Income Tax Expense	3.6%	2.1%	3.4%	2.3%
Net Income	16.7%	10.5%	14.7%	10.8%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Consolidated Summary of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net Income	$37,332	$24,948	$65,344	$50,026
Depreciation	6,082	7,574	12,063	14,640
Amortization	2,825	3,667	5,715	6,864
Stock-based compensation	4,545	5,823	10,494	10,961
Other changes in working capital	15,076	(26,036)	(4,632)	(38,067)
Net cash provided by operating activities	65,860	15,976	88,984	44,424
Acquisition of property, plant and equipment	(2,677)	(18,986)	(7,869)	(23,322)
Payments for acquisitions, net of cash acquired	—	(434)	(5,377)	(65,049)
Other investing activities	22,376	(7,512)	17,059	(31,599)
Net cash provided by (used in) investing activities	19,699	(26,932)	3,813	(119,970)
Dividends paid on common stock	(10,427)	(5,071)	(20,877)	(10,129)
Repurchases of common stock	(21,928)	(30,479)	(30,224)	(30,479)
Other financing activities	3,303	2,145	6,325	8,560
Net cash used in financing activities	(29,052)	(33,405)	(44,776)	(32,048)
Effect of exchange rate changes	8,431	(933)	(15,334)	(4,204)
Decrease in cash and cash equivalents	64,938	(45,294)	$32,687	$(111,798)
Cash and Cash Equivalents:
Beginning of period	268,256	317,666	300,507	384,170
End of period	$333,194	$272,372	$333,194	$272,372
Supplemental Cash Flow Information:
Cash paid for income taxes, net	$4,655	$6,172	$10,597	$9,883
Accrued purchases of plant and equipment	443	4,619	443	4,619
Dividends declared but not paid	12,479	10,564	12,479	10,564
Accrued repurchases of common stock	1,271	—	1,271	—

FEI Company and Subsidiaries
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Income Statement Highlights:
Consolidated sales	$224.2	$237.0	$445.0	$463.2
Gross margin	50.0%	46.4%	48.8%	46.7%
Net income	$37.3	$24.9	$65.3	$50.0
Diluted net income per share	$0.89	$0.59	$1.55	$1.17
Sales and Bookings Highlights:
Sales by Segment
Industry Group	$119.6	$127.2	$231.5	$233.7
Science Group	104.6	109.8	213.5	229.5
Sales by Geography
USA & Canada	$76.4	$80.5	$141.4	$152.7
Europe	56.8	63.6	111.3	130.6
Asia-Pacific and Rest of World	91.0	92.9	192.3	179.9
Gross Margin by Segment
Industry Group	54.1%	50.4%	52.4%	51.5%
Science Group	45.3	41.7	45.0	41.8
Bookings and Backlog
Bookings - Total	$251.6	$260.5	$467.5	$508.0
Book-to-bill Ratio	1.12	1.10	1.05	1.10
Backlog - Total	$541.2	$516.7	$541.2	$516.7
Backlog - Service	165.0	143.5	165.0	143.5
Bookings by Segment
Industry Group	$112.7	$110.2	$249.8	$233.3
Science Group	138.9	150.3	217.7	274.7
Bookings by Geography
USA & Canada	$91.3	$86.4	$143.7	$144.5
Europe	73.0	74.5	111.3	167.7
Asia-Pacific and Rest of World	87.3	99.6	212.5	195.8
Balance Sheet and Other Highlights:
Cash, equivalents, investments, restricted cash	$512.7	$510.2	$512.7	$510.2
Days sales outstanding (DSO)	86	87	86	87
Days in inventory	180	181	180	181
Days in payables (DPO)	61	63	61	63
Cash Cycle (DSO + Days in Inventory - DPO)	205	205	205	205
Working capital	$537.7	$589.8	$537.7	$589.8
Headcount (permanent and temporary)	2,826	2,689	2,826	2,689
Euro average rate	1.10	1.37	1.12	1.37
Euro ending rate	1.12	1.36	1.12	1.36
Yen average rate	121.01	102.18	119.97	102.46
Yen ending rate	123.71	101.37	123.71	101.37